Exhibit (a)(1)(E)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange

Certain Outstanding Options for Restricted Stock Units

From: stockadmin@marvell.com [mailto:stockadmin@marvell.com]

Sent: [Date] [Time]

To: [EMAIL ADDRESS]

Subject: Marvell Tender Offer Confirmation

Marvell has received your election dated above, by which you elected to have all or some of your eligible options grants (those options with an exercise price of at least $12.00 per share and which remain outstanding and unexercised through the expiration of this offer) cancelled in exchange for restricted stock units, subject to the terms and conditions of the offer.

You elected to have the following eligible option grants exchanged:

User Name:

Payroll Number:

Participation:

Participated Grants:

Grant Number:             Grant Date:                     Eligible Options:             Option Price:

If you change your mind, you may withdraw your election as to some or all of your eligible option grants or elect to exchange additional eligible option grants by completing a new election form. You must submit the new election form electronically at https://tenderoffer.marvell.com or complete, sign and date a new election form and fax it to 408-222-9300. The election form must be received before 6:00 p.m. Pacific Time, on January 23, 2009.

Only election forms that are properly completed and actually received by us before the deadline will be accepted. Election forms submitted by any other means, including e-mail, hand delivery, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you have questions or need a new election form, please contact Marvell Stock Administration at 408-222-8436. Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Marvell will be deemed to have accepted eligible option grants for exchange that are validly tendered and not properly withdrawn as of when Marvell gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

You will be bound by the last properly submitted election form we receive before the expiration date of the offer.

Confirmation E-mail to Employees who Do Not Elect to Participate in the Offer to Exchange

Certain Outstanding Options for Restricted Stock Units

From: stockadmin@marvel.com [mailto:stockadmin@marvell.com]

Sent: [Date] [Time]

To: [EMAIL ADDRESS]

Subject: Marvell Tender Offer Confirmation

Marvell Technology Group Ltd. has received your election dated above, by which you rejected Marvell’s offer to have all of your eligible option grants amended in accordance with the terms of the Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

User Name:

Payroll Number:

Participation:

If you change your mind, you may change your election as to exchange some or all of your eligible option grants by completing a new election form. You must submit the new election form electronically at https://tenderoffer.marvell.com or complete, sign and date a new election form and fax it to 408-222-9300. The election form must be received before 6:00 p.m., Pacific Time, on January 23, 2009.

Only election forms that are properly completed and actually received by us before the deadline will be accepted. Election forms submitted by any other means, including e-mail, hand delivery, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you have questions or need a new election form, please contact Marvell Stock Administration at 408-222-8436.

You will be bound by the last properly submitted election form we receive before the expiration date of the offer.